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                                                                      EXHIBIT 12


                         SEC EARNINGS TO FIXED CHARGES

PORTLAND GENERAL ELECTRIC COMPANY
EARNINGS TO FIXED CHARGES - SEC BASIS
6/9/99

Prepared by: Larry Anderson


                                                  3 months ended
(Thousands of Dollars)                               31-Mar-99     31-Dec-98    31-Dec-97    31-Dec-96    31-Dec-95   31-Dec-94
--------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                           $   45,033   $  137,490   $  125,986   $  155,915   $   92,787   $  106,118

INCOME TAXES                                             27,747       82,453       70,019      114,112       59,709       74,937
                                                     ----------   ----------   ----------   ----------   ----------   ----------
INCOME BEFORE CUMULATIVE EFFECT ITEMS AND
INCOME TAXES                                             72,780      219,943      196,005      270,027      152,496      181,055

FIXED CHARGES, EXCLUDING PREFERRED DIVIDEND
REQUIREMENT                                              23,157       91,136       91,268       92,809       93,102       84,650
                                                     ----------   ----------   ----------   ----------   ----------   ----------
EARNINGS BEFORE INCOME TAXES AND FIXED
CHARGES                                                  95,937      311,079      287,273      362,836      245,508      265,705
                                                     ----------   ----------   ----------   ----------   ----------   ----------

FIXED CHARGES:
  INTEREST EXPENSE (long & short-term)                   19,471       75,943       75,587       77,158       76,584       69,027
  INTEREST ON LONG-TERM POWER CONTRACTS (PUD'S)           2,311        9,242        9,594        9,507        9,486        9,679
  INTEREST FACTOR IN LONG-TERM LEASES                     1,375        5,951        6,087        6,144        6,942        7,690
                                                     ----------   ----------   ----------   ----------   ----------   ----------
           TOTAL FIXED CHARGES                       $   23,157   $   91,136   $   91,268   $   92,809   $   93,012   $   84,650
                                                     ==========   ==========   ==========   ==========   ==========   ==========

RATIO EARNINGS TO FIXED CHARGES BEFORE
INCOME TAXES                                               4.14         3.41         3.15         3.91         2.64         3.14
                                                     ==========   ==========   ==========   ==========   ==========   ==========
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